Exhibit 99.1

For Immediate Release

iCoreConnect, a Cloud-Based SaaS Company Targeting the Healthcare Industry, Enters into Business Combination Agreement with FG Merger Corp.

SaaS company that brings workflow efficiencies to the dental and medical industries, offers investors high-growth trajectory, a scalable suite of subscription-based software solutions, and an established runway for future growth through exclusive state association endorsements

•	Growing Software-as-a-Service (SaaS) and Managed Software-as-a-Service (MSaaS) recurring revenue model backed by a highly diversified base of healthcare providers as well as blue chip and enterprise level clientele
•	Transaction values iCoreConnect at a pro forma enterprise value of $98.0 million
•	FG Merger Corp. shareholders who choose not to exercise their redemption rights will have 100% of their equity converted into preferred stock of the combined company
•	Preferred stock of the combined company will carry a 12% coupon payable in (a) cash or paid-in-kind for the first 24 months after the close of the transaction and (b) cash thereafter
•	Investor presentation to be webcast on January 6th at 8:30 a.m. ET

Ocoee, FL, January 6, 2023, iCoreConnect Inc., a SaaS company with an enterprise and healthcare workflow platform, and FG Merger Corp. (“FGMC”) (Nasdaq: FGMC), a special purpose acquisition corporation, today announced they have entered into a business combination agreement for a business combination that would result in iCoreConnect uplisting from the over the counter (“OTC”) market to the Nasdaq, and expecting to trade under the ticker “ICCT”.

iCoreConnect CEO Robert McDermott stated, “iCoreConnect is at the forefront of bringing workflow efficiencies to healthcare providers. Our solutions of 15 enterprise SaaS offerings have experienced significant subscription growth over the past several years, driven by our excellent sales team and the relationships we have cultivated with state associations and blue-chip names in the healthcare industry. We see continued demand for our products from large healthcare providers, hospitals, dental support organizations, and large insurance companies. We are laser focused on meeting this demand.”

FGMC CEO Wes Schrader stated, “The FG Merger team is excited to announce this transaction with iCoreConnect. We see significant value in bringing technology workflow solutions to the dental and medical industry and we are particularly impressed with how Robert and the iCoreConnect team have positioned themselves within the industry.”

Larry Swets, Chairman of FGMC, added “We are excited to provide iCoreConnect shareholders an opportunity to have their intrinsic value recognized while providing our shareholders a unique asymmetric opportunity to contribute to the growth capital of the combined company. Previously, these unique solutions to growth capital were only available to a select group of PIPE investors, we think all of our shareholders should have that opportunity.”

Key Takeaways

•	iCoreConnect is positioned to take advantage of significant technology tailwinds driven by the healthcare industry shift from server to cloud environment and increasing mandated compliance at the state level for e-prescription as well as federal compliance with prescription drug monitoring programs
•	65% revenue CAGR since 2018, achieving estimated revenue of $8.1 million in 2022
•	Agreements with state dental and medical associations that offer endorsements of iCoreConnect products has established a runway for future growth and created barriers to entry
•	Scalable platform with 15 enterprise SaaS offerings and 28,000+ subscriptions
•	System agnostic platform simplifies product adoption and integration with connections to major electronic health record systems and thousands of insurance plans
•	Dental and medical total addressable market provides meaningful opportunity to grow market share
•	Founder-led management team with track record of growth

Transaction Overview

The transaction is expected to deliver up to $82.5 million of gross proceeds to the combined company from the FGMC trust account from its initial public offering in February 2022, assuming no redemptions. All references to available cash from the trust account and retained transaction proceeds are subject to any redemptions by the public stockholders of FGMC and payment of transaction expenses.

Existing FGMC shareholders who choose not to exercise their redemption rights in connection with the business combination will have 100% of their equity converted into preferred stock of the combined company. The preferred stock will have a 12% coupon payable in (a) cash or paid-in-kind for the first 24 months after the close of the transaction and (b) cash thereafter. The initial conversion price from common stock to preferred stock will be at a conversion price of $10.00 per share. A reset to the holder of $10 or 20% above the simple average volume weighted average price (VWAP) will occur 12 months after the closing of the transaction. The reset price can be no greater than $10.00 per share, and no less than $2.00 per share.

iCoreConnect common stockholders will receive common stock in the combined company.

The transaction has no minimum cash condition, however if the closing cash is less than $20,000,000 then the Sponsor will forfeit any and all dividends accrued on any shares of preferred stock owned by the Sponsor.

The transaction, which has been unanimously approved by FGMC’s board of directors and the members of iCoreConnect’s board, is expected to close in the second quarter of 2023, and is subject to approval by FGMC’s stockholders and iCoreConnect’s stockholders as well as other customary closing conditions.

Additional information about the proposed transaction, including a copy of the business combination agreement and the investor presentation, will be provided in a Current Report on Form 8-K filed by FGMC with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

Advisors

ArentFox Schiff LLP is serving as legal advisor to iCoreConnect. Loeb & Loeb LLP is serving as legal advisor to FGMC.

Investor Webcast and Conference Call Information

iCoreConnect and FGMC will host a joint investor webcast and conference call to discuss the proposed transaction on January 6, 2023, at 8:30 a.m. ET.

A webcast will be available here:

https://viavid.webcasts.com/starthere.jsp?ei=1589503&tp_key=d3aad893e8 and can also be accessed on ir.icoreconnect.com as well as on FGMC’s website at www.fgmerger.com.

For those of you who wish to participate by telephone, please dial 1-844-512-2921 (U.S.) or 1-412-317-6671 (International) and reference Conference ID: 11153200.

A replay of the call will also be available via webcast at ir.icoreconnect.com and at www.fgmerger.com.

FGMC will file an investor presentation relating to the proposed transaction with the U.S. Securities and Exchange Commission (the “SEC”) as an exhibit to a Current Report on Form 8-K prior to the call, which will be available on the SEC’s website at www.sec.gov. All materials can also be found at www.fgmerger.com and at ir.icoreconnect.com.

About iCoreConnect

iCoreConnect, Inc. is a market leading, cloud-based software and technology company focused on increasing workflow productivity and customer profitability through its enterprise and healthcare workflow platform of applications and services. iCoreConnect is most notably known for its innovation in solving healthcare business problems. iCoreConnect’s philosophy places a high value on customer feedback, allowing iCoreConnect to respond to the market’s needs. iCoreConnect touts 15 SaaS enterprise solutions and more than 90 agreements with state or regional healthcare associations across the United States

About FGMC

FG Merger Corp. is a Nasdaq-listed blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Additional Information and Where to Find It

In connection with the proposed business combination, FGMC and iCoreConnect intend to file with the SEC a registration statement on Form S-4 containing a joint preliminary proxy statement and a preliminary prospectus of FGMC, and after the registration statement is declared effective, FGMC and iCoreConnect will mail a definitive proxy statement/prospectus relating to the proposed business combination to their respective stockholders. This press release does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination.

FGMC’s and iCoreConnect’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the proposed business combination, as these materials will contain important information about iCoreConnect, FGMC and the proposed business combination. Such stockholders will also be able to obtain copies of the preliminary proxy statement / prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov. The documents filed by FGMC with the SEC also may be obtained free of charge upon written request to FG Merger Corp, 104 S. Walnut Street, Itasca, IL 60143. The documents filed by iCoreConnect with the SEC also may be obtained free of charge upon written request to Attention: Corporate Secretary; 529 Crown Point Road, Suite 250 Ocoee, Florida 34761.

Participants in the Solicitation

FGMC and iCoreConnect and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from FGMC’s stockholders and iCoreConnect’s stockholders in connection with the proposed business combination. A list of the names of the directors and executive officers of FGMC and iCoreConnect and information regarding their interests in the business combination will be contained in the proxy statement when available. You may obtain free copies of these documents as described in the second paragraph under the above section titled “Additional Information and Where to Find It.”

Before making any voting decision, investors and security holders of FGMC and iCoreConnect are urged to read the registration statement, the proxy statement / prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed business combination as they become available because they will contain important information about the proposed business combination.

No Offer or Solicitation

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Forward Looking Statements

Certain statements included in this press release are not historical facts but are forward-looking statements. Forward-looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "should," "would," "plan," "future," "outlook," and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this press release and on the current expectations of FGMC’s and iCoreConnect’s respective management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of FGMC and iCoreConnect. Some important factors that could cause actual results to differ materially from those in any forward-looking statements could include changes in domestic and foreign business, market, financial, political and legal conditions.

These forward-looking statements are subject to a number of risks and uncertainties, including, the inability of the parties to successfully or timely consummate the business combination, including the risk that any required regulatory approvals (including approval from antitrust regulators) are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect FGMC or the expected benefits of the business combination, if not obtained; the failure to realize the anticipated benefits of the business combination; the ability of FGMC prior to the business combination, and the combined company following the business combination, to maintain the listing of FGMC’s shares on Nasdaq; costs related to the business combination; the failure to satisfy the conditions to the consummation of the business combination, including the approval of the business combination agreement by the shareholders of FGMC and iCoreConnect, the risk that the business combination may not be completed by the stated deadline and the potential failure to obtain an extension of the stated deadline; the outcome of any legal proceedings that may be instituted against FGMC or iCoreConnect related to the business combination; the attraction and retention of qualified directors, officers, employees and key personnel following the business combination, the combined company’s ability following the business combination to compete effectively in a highly competitive market; the ability to protect and enhance iCoreConnect’s corporate reputation and brand; the impact from future regulatory, judicial, and legislative changes in iCoreConnect’s industry; the uncertain effects of the COVID-19 pandemic; future financial performance of the combined company following the business combination; the ability of the combined company to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses; the risk that the business combination disrupt current plans and operations of iCoreConnect as a result of the announcement and consummation of the business combination; the possibility that iCoreConnect may be adversely affected by other economic, business, regulatory, and/or competitive factors; the evolution of the markets in which iCoreConnect competes, including ecommerce; the ability of iCoreConnect to anticipate and respond to changing consumer preferences and trends; the ability of iCoreConnect to implement its existing strategic initiatives and continue to innovate their existing products; the ability of iCoreConnect to defend its intellectual property; the risk that iCoreConnect may not be able to execute its growth strategies and the timing of expected business milestones; the risk that iCoreConnect may not be able to recognize revenue for its products and services or secure additional contracts that generate revenue; and iCoreConnect’s performance, capabilities, strategy, and outlook. The foregoing list of risks is not exhaustive.

If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that FGMC and iCoreConnect do not presently know, or that FGMC and iCoreConnect currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect FGMC’s and iCoreConnect’s current expectations, plans and forecasts of future events and views as of the date hereof. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements in this press release, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein and the risk factors of FGMC and iCoreConnect described in the joint preliminary proxy statement and a preliminary prospectus contained in the Form S-4 registration statement that FGMC and iCoreConnect intend to file with the SEC, including those under “Risk Factors” therein. FGMC and iCoreConnect anticipate that subsequent events and developments will cause their assessments to change. However, while FGMC and iCoreConnect may elect to update these forward-looking statements at some point in the future, they each specifically disclaim any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing FGMC’s or iCoreConnect’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contact:

M. Wesley Schrader

Chief Executive Officer

FG Merger Corp.

303-396-8751

wes@waveriderpartners.com